Exhibit 10.2
JPMorgan Chase Bank, National Association
London Branch
P.O. Box 161
60 Victoria Embankment
London EC4Y 0JP
England
June 18, 2007

To:	VeriFone Holdings, Inc. 2099 Gateway Place, Suite 600 San Jose, CA 95110 Attention: Barry Zwarenstein, Executive Vice President and Chief Financial Officer
Re: Call Option Transaction
Dear Sir or Madam:
The purpose of this communication (this “Confirmation”) is to confirm the terms and conditions of the above-referenced transaction (the “Transaction”) entered into between JPMorgan Chase Bank, National Association, London Branch (“Party A”) and VeriFone Holdings, Inc. (“Party B”) on the Trade Date specified below. This Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.
This Confirmation evidences a complete and binding agreement between Party A and Party B as to the terms of the Transaction to which this Confirmation relates. This Confirmation supplements, forms part of, and is subject to an agreement in the form of the 1992 ISDA Master Agreement (Multicurrency—Cross Border) (the “Agreement”) as if we had executed an agreement in such form (but without any Schedule except for the elections set forth herein) on the Trade Date specified below. In the event of any inconsistency between the provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction. For the avoidance of doubt, the Transaction shall be the only transaction subject to and governed by the Agreement.
The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”) and the 2000 ISDA Definitions (the “Swap Definitions”, and, together with the Equity Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. References herein to “Transaction” shall be deemed references to (i) “Swap Transaction” for purposes of the Swap Definitions and (ii) Share Option Transaction for purposes of the Equity Definitions. In the event of any inconsistency between the Equity Definitions and the Swap Definitions, the Equity Definitions will govern. Certain defined terms used herein have the meanings assigned to them in the Indenture to be dated on or about June 22, 2007 between Party B and U.S. Bank National Association, as trustee (as may be amended or supplemented from time to time, but only if such amendment or supplement is consented to by Party A in writing, the “Indenture”) relating to USD 275 million principal amount of 1.375% Senior Convertible Notes due 2012 (the “Convertible Notes”) issued by Party B. In the event of any inconsistency between either set of Definitions and this Confirmation, or between the Indenture and this Confirmation, this Confirmation will govern. The parties further acknowledge that references herein to sections of the Indenture are based on the draft of the
JPMorgan Chase Bank, National Association
Organised under the laws of the United States as a National Banking Association.
Main Office 1111 Polaris Parkway, Columbus, Ohio 43271
Registered as a branch in England & Wales branch No. BR000746. Registered
Branch Office 125 London Wall, London EC2Y 5AJ
Authorised and regulated by the Financial Services Authority

Indenture most recently reviewed by the parties at the time of this Confirmation. If any relevant sections of the Indenture are changed, added or renumbered following execution of this Confirmation, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties. For the avoidance of doubt, (i) the Indenture may be amended or supplemented without the consent of Party A and (ii) references to the Indenture herein are references to the Indenture as in effect on the date of its execution and if the Indenture is amended following its execution, any such amendment will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing.
The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Agent:	Each party agrees and acknowledges that (i) J.P. Morgan Securities Inc., an affiliate of Party A (“JPMSI”), has acted solely as agent and not as principal with respect to this Transaction and (ii) JPMSI has no obligation or liability, by way of guaranty, endorsement or otherwise, in any manner in respect of this Transaction (including, if applicable, in respect of the settlement thereof). Each party agrees it will look solely to the other party (or any guarantor in respect thereof) for performance of such other party’s obligations under this Transaction.

Trade Date:	June 18, 2007

Effective Date:	June 22, 2007

Option Style:	Modified American, as described under “Procedures for Exercise” below.

Option Type:	Call

Seller:	Party A

Buyer:	Party B

Shares:	The common stock of Party B, par value USD 0.01 per share (Ticker Symbol: PAY).

Number of Options:	The number of Convertible Notes in denominations of USD 1,000 principal amount issued by Party B on the closing date of initial issuance of the Convertible Notes multiplied by the Applicable Percentage; provided that the Number of Options shall be automatically increased as of the date of exercise (the “Greenshoe Exercise”) by Lehman Brothers Inc. and JPMSI, as the Initial Purchasers (as defined in the Purchase Agreement), of their option pursuant to Section 3(a) of the Purchase Agreement dated as of June 18, 2007 between Party B, Lehman Brothers Inc. and JPMSI, as the Initial Purchasers thereto (the “Purchase Agreement”) by the number of Convertible Notes in denominations of USD 1,000 principal amount issued pursuant to such exercise (such Convertible Notes, the “Additional Convertible Notes”) multiplied by the Applicable Percentage (the “Additional Options”). Such increase in the Number of Options shall be on substantially identical terms, including pricing, as initially set forth in this Confirmation.

Option Entitlement:	As of any date, a number of Shares per Option equal to the “Conversion Rate” (as defined in the Indenture), but without regard to any adjustments to the “Conversion Rate” pursuant to Sections 10.04(b) and 10.05(i) of the Indenture and assuming that Party B did not make the election set forth in Section 10.12 of the Indenture in respect of a “Public Acquirer Change of Control” thereunder.

Number of Shares:	The product of the Number of Options and the Option Entitlement.

Applicable Percentage:	50%

Strike Price:	As of any date, USD 1,000 divided by the Option Entitlement.

Premium:	USD 34,885,000 (Premium Per Option USD 253.71); provided that if the Number of Options is increased pursuant to the proviso to the definition of “Number of Options” above, an additional Premium equal to the product of the number of Additional Options and the Premium Per Option shall be paid on the Additional Premium Payment Date.

Premium Payment Date:	The Effective Date.

Additional Premium Payment Date:	The closing date for the purchase and sale of Additional Convertible Notes.

Exchange:	New York Stock Exchange

Related Exchange(s):	All Exchanges

Procedures for Exercise:

Exercise Date:	Each Conversion Date.

Expiration Time:	The Valuation Time

Expiration Date:	The earlier of (i) the last day on which any Convertible Notes remain outstanding and (ii) the Scheduled Trading Day immediately preceding the Maturity Date (as such term is defined in the Indenture).

Conversion Date:	Each “Conversion Date” as defined in the Indenture.

Required Exercise on Conversion Dates:	On each Conversion Date, a number of Options equal to the number of Convertible Notes in denominations of USD 1,000 principal amount submitted for conversion on such Conversion Date in accordance with the terms of the Indenture shall be exercised by Party B, subject to “Notice of Exercise” below.

Automatic Exercise:	Applicable.

Multiple Exercise:	Applicable.

Minimum Number of Options:	One.

Maximum Number of Options:	Number of Options.

Scheduled Trading Day:	As defined in the Indenture.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions, in order to exercise any Options on any Exercise Date, Party B must notify Party A (in writing, which can be by e-mail or facsimile)

before 5:00 PM New York City time at least one Scheduled Trading Day prior to the first Scheduled Trading Day of the applicable “Conversion Period” (as defined in the Indenture) for the Convertible Notes being converted on that Exercise Date (the “Notice Deadline”) of (i) the number of Options being exercised on that Exercise Date and (ii) the scheduled commencement date of the Conversion Period and settlement date under the Indenture for the Convertible Notes converted on the Conversion Date corresponding to such Exercise Date; provided, however, that with respect to Convertible Notes converted during the period beginning on, and including, the 25th Scheduled Trading Day prior to the Maturity Date (as such term is defined in the Indenture) and ending on the Scheduled Trading Day immediately preceding the Maturity Date (the “Final Conversion Period”), the Notice Deadline shall be 5:00 PM New York City time on the Scheduled Trading Day immediately preceding the Maturity Date. For the avoidance of doubt, if Party B fails to give such notice when due in respect of any exercise of Options hereunder, Party A’s obligation to make any payment or delivery in respect of such exercise shall be permanently extinguished, and late notice shall not cure such failure; provided that, notwithstanding the foregoing, such notice (and the related automatic exercise of Options) shall be effective if given after the relevant Notice Deadline but prior to 5:00 PM New York City time, on the fifth Exchange Business Day of the relevant Conversion Period, in which event the Calculation Agent shall have the right to adjust the Delivery Obligation (as defined below) as appropriate to reflect the additional actual out-of-pocket costs (including, but not limited to, losses actually incurred as a result of hedging mismatches and actual market losses) and reasonable out-of-pocket expenses actually incurred by Party A or any of its affiliates in connection with its hedging activities (including the unwinding of any hedge position) as a result of its not having received such notice prior to the applicable Notice Deadline; provided further that the adjusted Delivery Obligation described in the preceding proviso can never be less than zero and can never require any payment by Party B.

For the purposes of this Confirmation, (1) Party B has authorized U.S Bank National Association or any successor trustee appointed under the Indenture (as notified in writing by Party B to Party A) (an “Authorized Person”) to deliver any Notice of Exercise hereunder on its behalf, and such Notice of Exercise will be valid as if delivered by Party B and (2) for the avoidance of doubt, Party B (or an Authorized Person on its behalf) may, by written notice given in the manner required for a Notice of Exercise, modify or revoke any Notice of Exercise previously delivered hereunder at any time prior to the Notice Deadline applicable to such Notice of Exercise.

Party A’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purposes of Notice:	JPMorgan Chase Bank, National Association 277 Park Avenue, 11th Floor New York, NY 10172 Attention: Eric Stefanik Title: Operations Analyst EDG Corporate Marketing

Telephone No: (212) 622-5814 Facsimile No: (212) 622-8534 E-mail: To be provided by Party A
Settlement Terms:

Delivery Obligation:	In respect of an Exercise Date occurring on a Conversion Date, Party A will deliver to Party B on the related Settlement Date a number of Shares equal to the product of the Applicable Percentage and the aggregate number of Shares, if any (and cash in lieu of fractional Shares, if any) that Party B is obligated to deliver to the holder(s) of the Convertible Notes converted on such Conversion Date pursuant to Section 10.11 of the Indenture; provided that such obligation shall be determined excluding any Shares (and cash in lieu of fractional Shares, if any) that Party B is obligated to deliver to holder(s) of the Convertible Notes as a result of any adjustments to the “Conversion Rate” pursuant to Sections 10.04(b) or 10.05(i) of the Indenture and assuming that Party B did not make the election set forth in Section 10.12 of the Indenture in respect of a “Public Acquirer Change of Control” thereunder; provided further that if the Volume Weighted Average Price (as defined in the Indenture) is not available on the Bloomberg page, the Calculation Agent shall determine Volume Weighted Average Price for purposes of calculating the Delivery Obligation in a commercially reasonable manner based on a volume weighted average price methodology.

To the extent Party A is required to deliver Shares hereunder, the provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 and 9.12 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Net Share Settled.” “Net Share Settled” in relation to any Option means that Party A is obligated to deliver Shares hereunder.

Section 9.11 of the Equity Definitions shall be amended by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Party B is the issuer of the Shares.

Notice of Delivery Obligation:	No later than 5:00 PM New York City time on the Scheduled Trading Day immediately following the last day of the relevant Conversion Period), Party B shall give Party A notice of the final number of Shares (and cash in lieu of fractional Shares, if any) comprising the relevant Delivery Obligation; provided that, with respect to any Exercise Date occurring during the Final Conversion Period, Party B may provide Party A with a single notice of the aggregate number of Shares (and cash in lieu of fractional Shares, if any) comprising the Delivery Obligations for all Exercise Dates occurring during such period no later than 5:00 PM New York City time on the Scheduled Trading Day immediately preceding the Maturity Date.

Settlement Date:	In respect of an Exercise Date occurring on a Conversion Date, the settlement date for the Shares to be delivered under the related Convertible Notes under the terms of the Indenture; provided that the Settlement Date will not be prior to the Scheduled Trading Day immediately following the date on which Party B gives notice to Party A of such Settlement Date.

Share Adjustments:

Method of Adjustment:	Convertible Adjustment

Convertible Adjustment:	The Calculation Agent will adjust the Strike Price, the Number of Options, the Option Entitlement, the Delivery Obligation, the nature of the Shares and/or any other variable relevant to the exercise, valuation or settlement of the Transaction, as appropriate, to reflect any Conversion Change to the extent an analogous adjustment is made under the Indenture; provided that the Calculation Agent shall not be required to make such adjustment until Party A has received from Party B a notice of such Conversion Change; provided further that the Calculation Agent, shall, promptly after receiving such notice, notify Party A and Party B of such adjustments.

“Conversion Change” means any adjustment by Party B to the “Conversion Price” (as defined in the Indenture), the “Conversion Rate” and/or the nature of the Shares under the Convertible Notes pursuant to the terms of the Indenture, other than an increase in the “Conversion Rate” pursuant to Sections 10.04(b) or 10.05(i) of the Indenture or a change to the Delivery Obligation as the result of Party B’s election under Section 10.12 of the Indenture in respect of a “Public Acquirer Change of Control.” Party B agrees that it will notify Party A prior to the effectiveness of any Conversion Change and, to the extent such Conversion Change requires an exercise of discretion by Party B under the terms of the Indenture, it shall consult with the Calculation Agent in order to achieve a commercially reasonable adjustment, determination or calculation. For the avoidance of doubt, Party B’s obligation to consult with Party A described in the preceding sentence shall not be a condition to Party B’s making of any Conversion Change pursuant to the Indenture.

Extraordinary Events:

Merger Event:	Notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in Section 10.06 of the Indenture.

Consequences of Merger Events:	Notwithstanding Section 12.2 and Section 12.3 of the Equity Definitions, upon the occurrence of a Merger Event, the Calculation Agent shall make a corresponding adjustment in respect of any adjustment made pursuant to the Indenture to any one or more of the nature of the Shares, Strike Price, Number of Options, the Option Entitlement, the Delivery Obligation and any other variable relevant to the exercise, settlement or payment for the Transaction; provided, however, that such adjustment shall be made without regard to any adjustment to the Conversion Rate for the issuance of additional shares as set forth in Sections 10.04(b) or 10.05(i) of the Indenture and assuming that Party B did not make the election set forth in Section 10.12 of the Indenture in respect of a “Public Acquirer Change of Control” thereunder; provided further that if, with respect to a Merger Event, the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person not organized under the laws of the United States, any State thereof or the District of Columbia,” Cancellation and Payment shall apply.

Composition of Combined Consideration:	Not Applicable

Notice of Merger Consideration and Consequences:	Upon the occurrence of a Merger Event that causes the Shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), Party B shall reasonably promptly (but in any event prior to such Merger Date) notify the Calculation Agent of (i) the weighted average of the types and amounts of consideration received by the holders of Shares entitled to receive cash, securities or other property or assets with respect to or in exchange for such Shares in any Merger Event who affirmatively make such an election and (ii) the adjustment made under the Indenture in respect of such Merger Event.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination). For the avoidance of doubt, the occurrence of any event that is a Merger Event and would also constitute a Delisting shall have the consequences specified for the relevant Merger Event.

Delisting:	The definition of “Delisting” in Section 12.6(a)(iii) of the Equity Definitions shall be deleted in its entirety and replaced with the following: “Delisting” means that the Exchange announces that pursuant to the rules of such Exchange, the Shares cease (or will, subject to no further conditions, cease) to be listed, traded or publicly quoted on the Exchange for any reason (other than a Merger Event) and are not immediately re-listed, re-traded or re-quoted on the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market (or each of their respective successors) or any other market agreed to in writing by the parties; if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.”

Additional Termination Event:	The occurrence of any of (i) a Repayment Event or (ii) an “Event of Default” with respect to Party B under the terms of the Convertible Notes as set forth in Section 6.01 of the Indenture, which results in principal and interest related to the Convertible Notes being declared immediately due and payable pursuant to the terms of the Indenture shall be an Additional Termination Event with respect to which (1) the Transaction is the sole Affected Transaction and (2) Party B is the sole Affected Party; provided that in the case of a Repayment Event the Transaction shall be subject to termination only in respect of the number of Convertible Notes that cease to be outstanding in connection with or as a result of such Repayment Event.

For the avoidance of doubt, unless the parties agree otherwise in writing, each Amendment Event, if any, shall be disregarded for the purposes of determining the obligations of the parties hereunder, including the obligations of Party A to deliver Shares.

“Amendment Event” means that Party B amends, modifies, supplements or obtains a waiver with respect to (i) any term of the Indenture or the Convertible Notes governing the principal amount, coupon, maturity, repurchase obligation of Party B or redemption right of Party B, or any term relating to conversion of the Convertible Notes (including changes to the conversion price, conversion settlement dates or conversion conditions), or (ii) any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Notes to amend, in each case without the written consent of Party A.

“Repayment Event” means that (A) any Convertible Notes are repurchased (whether in connection with or as a result of a change of control, howsoever defined, or for any other reason) by Party B or any of its subsidiaries, (B) any Convertible Notes are delivered to Party B in exchange for delivery of any property or assets of Party B or any of its subsidiaries (howsoever described), (C) any principal of any of the Convertible Notes is repaid prior to the final maturity date of the Convertible Notes (whether following acceleration of the Convertible Notes or otherwise), or (D) any Convertible Notes are exchanged by or for the benefit of the holders thereof for any other securities of Party B or any of its affiliates (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction; provided that, in the case of clause (B) and clause (D), conversions of the Convertible Notes pursuant to the terms of the Indenture as in effect on the date hereof shall not be Repayment Events.

If, upon the occurrence of a “Public Acquirer Change of Control” under the Indenture occurs, Party B makes an election provided in Section 10.12 of the Indenture, an Additional Termination Event shall occur in respect of which (1) Party B shall be the sole Affected Party and (2) the Transaction shall be the sole Affected Transaction.

Additional Disruption Events:

Change in Law:	Applicable

Failure to Deliver:	Not Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Applicable

Increased Cost of Hedging:	Not Applicable

Loss of Stock Borrow:	Not Applicable

Increased Cost of Stock Borrow:	Not Applicable

Hedging Party:	Party A shall be the Hedging Party for all Additional Disruption Events.

Determining Party:	Party A shall be the Determining Party for all Additional Disruption Events.

Acknowledgments:

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable; provided, however, that Agreements and Acknowledgements Regarding Hedging Activities shall be subject to the other respective representations, warranties and agreements set forth herein.

Additional Acknowledgments:	Applicable

Additional Representations, Warranties and Agreements:	In addition to the representations, warranties and agreements set forth in the Agreement and elsewhere in this Confirmation, Party B further represents, warrants and agrees that:

(a) (i) It is not entering into the Transaction on behalf of or for the account of any other person or entity, and will not transfer or assign its rights or obligations under the Transaction or any portion of such obligations to any other person or entity except in compliance with applicable laws and the terms of the Transaction; (ii) it is authorized to enter into the Transaction and, after due inquiry, such action does not violate any laws of its jurisdiction of organization or residence or the terms of any agreement to which it is a party; (iii) it has consulted with its advisors and has reached its own conclusions about the Transaction, and any legal, regulatory, tax, accounting, economic or other consequences arising from the Transaction; and (iv) it has concluded that the Transaction is suitable in light of its own investment objectives, financial capabilities and expertise.

(b) Neither Party A nor any of its affiliates is acting as agent (other than JPMSI as agent for Party A as specified above) or advisor for Party B in connection with the Transaction.

(c) As of the Trade Date, all reports and other documents (i) required to be filed by Party B under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since November 1, 2006 have been filed and (ii) filed by Party B with the Securities and Exchange Commission pursuant to the Exchange Act since November 1, 2006, when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), taken together with the preliminary offering memorandum and pricing term sheet relating to the Convertible Notes (collectively, the “Offering Memorandum”), do not contain any untrue statement of a material fact or any omission of a material fact necessary to make the statements therein, in the light of the circumstances in which they were made (including the date on which they were made), not misleading.

(d) As of the Trade Date, it has not entered into any obligation that would contractually limit it from effecting settlement under the

Transaction.

(e) As of the Trade Date, it is not in possession of any material non-public information concerning the business or operations of Party B or the Shares. “Material” information for these purposes is any information to which an investor would reasonably attach importance in reaching a decision to buy, sell or hold Shares.

(f) The Transaction has been approved by its board of directors.

(g) It is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares), to raise, depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act (it being understood that Party B makes no representation pursuant to this clause with respect to any action or inaction of Party A, any Initial Purchaser or any of their respective affiliates).

(h) It is not as of the Trade Date, and, after giving effect to the transactions contemplated hereby will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(i) It is not on the Trade Date engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act of 1934, as amended, of any securities of Party B, other than a distribution meeting the requirements of the exception set forth in sections 101(b)(10) and 102(b)(7) of Regulation M. Party B shall not, until the fifth Exchange Business Day immediately following the Trade Date, engage in any such distribution (it being understood that Party B makes no representation pursuant to this clause with respect to any action or inaction of Party A, any Initial Purchaser or any of their respective affiliates).

(j) As of the Trade Date, it is an “accredited investor” as defined in Regulation D as promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

(k) On each of the Trade Date and the Premium Payment Date, it is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and it would be able to purchase the Shares hereunder in compliance with the laws of the jurisdiction of its incorporation.

Each party agrees with and represents to the other that it is an “eligible contract participant” as the term is defined in Section 1a(12) of the U.S. Commodity Exchange Act, as amended. Each party acknowledges to the other that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act by virtue of Section 4(2) thereof.

Prior to the Effective Date, (x) Party B shall deliver to Party A an executed U.S. Internal Revenue Service Form W-9 (or successor thereto) (the “Party B Tax Form”) that eliminates U.S. federal backup withholding tax on payments to Party B and (y) Party A shall deliver to Party B an executed U.S. Internal Revenue Services Form W-8BEN, W-8ECI or W-9 (as appropriate) (or successor thereto) (the “Party A Tax Form”) that eliminates U.S. federal backup withholding tax on payments to Party A. Party B shall deliver a new Party B Tax Form to Party A promptly upon learning that any such form previously provided by Party B to Party A has become obsolete or incorrect. Party A shall deliver a new Party A Tax Form to Party B promptly upon learning that any such form previously provided by Party A to Party B has become obsolete or incorrect.

Other Provisions:

Calculation Agent:	Party A; provided that whenever any act or the exercise of any judgment by the Calculation Agent requires the Calculation Agent to make any calculations, the Calculation Agent will provide Party B with reasonable detail concerning its calculations (including any assumptions used in making such calculations).

Notices:	(a) Address for notices or communications to Party A:

JPMorgan Chase Bank, National Association
277 Park Avenue, 11th Floor
New York, NY 10172
Attention: Eric Stefanik
Title: Operations Analyst
EDG Corporate Marketing
Telephone No: (212) 622-5814
Facsimile No: (212) 622-8534
E-mail: To be provided by Party A

(b) Address for notices or communications to Party B:

VeriFone Holdings, Inc.
2099 Gateway Place, Suite 600
San Jose, CA 95110
Attention: Barry Zwarenstein, Executive Vice President and Chief
Financial Officer
Telephone: 408-232-7888
Facsimile: 408- 232-7889
Email: Barry_Zwarenstein@VERIFONE.com

Account Details:	(a) Account for payments to Party A:

JPMorgan Chase Bank, National Association, New York ABA: 021 000 021
Favour: JPMorgan Chase Bank, National Association – London A/C: 0010962009 CHASUS33

Party A account for deliveries of Shares: DTC 060

(b) Account for payments to Party B:
To be provided by Party B.

Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events:	If, in respect of the Transaction, an amount is payable by Party A to Party B, (i) pursuant to Sections 12.2, 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions (except in the event of a Nationalization, Insolvency or a Merger Event, in each case, in which the consideration to be paid to holders of Shares consists solely of cash) or (ii) pursuant to Section 6(d)(ii) of the Agreement (except in the event of an Event of Default in which Party B is the Defaulting Party or a Termination Event in which Party B is the Affected Party, in each case, that resulted from an event or events within Party B’s control) (a “Payment Obligation”), Party B shall have the right, in its sole discretion, to require Party A to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Party A (confirmed in writing within three Currency Business Days) no later than 5:00 p.m. New York City time on the Merger Date, Announcement Date, Early Termination Date or date of cancellation or termination for an Additional Disruption Event, as applicable (“Notice of Share Termination”); provided that if Party B does not validly request Party A to satisfy its Payment Obligation by the Share Termination Alternative, Party A shall have the right, in its sole discretion, to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Party B’s election to the contrary. Upon Notice of Share Termination the following provisions shall apply:

Share Termination Alternative:	Applicable and means that Party A shall deliver to Party B the Share Termination Delivery Property on the date when the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) and 6(e) of the Agreement, as applicable, or such later date as the Calculation Agent may reasonably determine (the “Share Termination Payment Date”), to properly effect such settlement in satisfaction of the Payment Obligation.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value to Party A of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by Party A in its good faith discretion by commercially reasonable means.

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of Nationalization, Insolvency or Merger Event, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency or Merger Event, as determined by the Calculation Agent in its good faith discretion by commercially reasonable means. If a Share Termination Delivery Unit consists of property other than cash or New Shares and if Party B provides irrevocable written notice to the Calculation Agent on or prior to the Merger Date that it elects to have Party A deliver cash, New Shares or a combination thereof (in such proportion as Party B designates) in lieu of such other property, the Calculation Agent will replace such property with cash, New Shares or a combination thereof as components of a Share Termination Delivery Unit in such amounts, as determined by the Calculation Agent in its good faith discretion by commercially reasonable means, as shall have a value equal to the value of the property so replaced. If such Nationalization, Insolvency or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Other Applicable Provisions:	If the Transaction is to be Share Termination Settled, the provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 and 9.12 (each as modified above) of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to the Transaction means that the Share Termination Alternative set forth above is applicable to the Transaction.

Party B Payments in Shares:	If, in respect of the Transaction, an amount is payable by Party B to Party A as a result of a breach of this Agreement by Party B or pursuant to “Early Unwind” below (a “Party B Payment Obligation”), Party B shall have the right, in its sole discretion, to satisfy any such Party B Payment Obligation by delivery to Party A of a number of Shares (the “Party B Payment Shares”), as calculated by the Calculation Agent, equal to the Party B Payment Obligation divided by the Share Delivery Value (as defined below), on the date when the Party B Payment Obligation would otherwise be due or as soon thereafter as is practicable in the reasonable determination of Party A, by giving irrevocable telephonic notice to Party A (confirmed in writing within three Currency Business Days) no later than 4:00 p.m. New York City time on the applicable Early

Termination Date or Early Unwind Date. If a Nationalization, Insolvency or Merger Event has intervened, the provisions set forth above with respect to Share Termination Delivery Units deliverable by Party A shall apply, mutatis mutandis, to any Party B Payment Shares. The provisions set forth below under “Registration” shall apply to Party B Payment Shares as if they were Hedge Shares (as defined below) and without regard to the first sentence thereof or judgment as to whether the Party B Payment Shares require registration in order to be sold in the public market.

Share Delivery Value:	The value to Party A of one Share on the date the Shares are to be delivered as Share Termination Delivery Property, as determined by Party A in good faith by commercially reasonable means.

Payments on Early Termination:	Party A and Party B agree that for the Transaction, for the purposes of Section 6(e) of the Agreement, Loss and the Second Method will apply. Notwithstanding anything in the Agreement, in the Definitions or herein to the contrary, Party B shall have no obligation to make any delivery or payment to Party A (i) pursuant to Sections 12.7 or 12.9 of the Equity Definitions or (ii) pursuant to Section 6(d)(ii) of the Agreement, except as a result of a breach by Party B of the Agreement or this Confirmation or pursuant to “Early Unwind” below.

Set-Off and Netting:	Notwithstanding any provision of the Agreement (including without limitation Section 6(f) thereof) and this Confirmation (including without limitation this section or any other agreement between the parties to the contrary), (A) Party B shall not net or set-off its obligations under the Transaction, if any, against its rights against Party A under any other transaction or instrument and (B) Party A shall not net or set-off its obligations under the Transaction, if any, against its rights against Party B under any other transaction or instrument.

Bankruptcy Code Acknowledgments:	The parties agree and acknowledge that (i) this Confirmation is of a type set forth in Section 561(a)(1)–(5) of the Bankruptcy Code; (ii) Party A is a “master netting agreement participant,” a “financial institution,” a “financial participant,” a “forward contract merchant” and a “swap participant” as defined in the Bankruptcy Code; (iii) the remedies provided herein are the remedies referred to in Section 561(a), Sections 362(b)(6), (7), (17) and (27), and Section 362(o) of the Bankruptcy Code; (iv) all transfers of cash, securities or other property under or in connection with this Confirmation are “transfers” made “by or to (or for the benefit of)” a “master netting agreement participant,” a “financial institution,” a “financial participant,” a “forward contract merchant” or a “swap participant” (each as defined in the Bankruptcy Code) within the meaning of Sections 546(e), (f), (g) or (j) of the Bankruptcy Code; and (v) all obligations under or in connection with this Confirmation represent obligations in respect of “termination values,” “payment amounts” or “other transfer obligations” within the meaning of Sections 362, 560 and 561 of the Bankruptcy Code.

Early Unwind:	In the event the sale of Convertible Notes (or, in respect of the

Greenshoe Exercise, the Additional Convertible Notes) is not consummated with the initial purchasers thereof for any reason by the close of business in New York on June 22, 2007 (or, in respect of the Greenshoe Exercise, the third Clearance System Business Day following the date of the Greenshoe Exercise (the “Additional Closing Date”)) (or such later date as agreed upon by the parties) (June 22, 2007 or such later date as agreed upon being or, in respect of the Greenshoe Exercise, the Additional Closing Date, the “Early Unwind Date”), the Transaction (or, in respect of the Greenshoe Exercise, the Additional Options) shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction (or, in respect of the Greenshoe Exercise, the Additional Options) and all of the respective rights and obligations of Party A and Party B under the Transaction (or, in respect of the Greenshoe Exercise, the Additional Options) shall be cancelled and terminated, (ii) any payments previously made hereunder shall be returned to the person making such payment, including all payments of premium (or, in respect of the Greenshoe Exercise, the additional Premium) and (iii) Party B shall purchase from Party A on the Early Unwind Date all Shares purchased by Party A or one or more of its affiliates and pay to Party A, other than in cases involving a breach of the Purchase Agreement by any of the initial purchasers, an amount in cash equal to the aggregate amount of reasonable out-of-pocket costs and expenses actually incurred by Party A relating to the unwinding of Party A’s hedging activities in respect of the Transaction (or, in respect of the Greenshoe Exercise, the Additional Options) (including any loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position). Following such termination, cancellation and payment, each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Party A and Party B represent and acknowledge to the other that upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

Right to Extend:	Party A may extend, for as long as it is reasonably necessary any Settlement Date or any other date of delivery by Party A, with respect to some or all of the Options hereunder, if Party A determines, in its reasonable good faith discretion, that such extension is reasonably necessary or advisable in light of market or liquidity conditions in the cash market or stock loan market or to enable Party A to effect purchases of Shares in connection with the related settlement or delivery hereunder in a manner that would, if Party A were Party B or an affiliated purchaser of Party B, be in compliance with applicable legal and regulatory requirements.

Repurchase Notices:	Party B shall, on any day on which Party B effects any repurchase of Shares, promptly give Party A a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the Options Equity Percentage as determined on such day is (i) greater than 7.5% and (ii) greater by 0.5% than the Options Equity Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Options Equity Percentage as of the date hereof). The “Options Equity Percentage” as of any day is the fraction (A) the numerator of which is the Number of Shares and (B) the denominator of which is the number of Shares outstanding on such day. In the event that Party B fails to provide Party A with a Repurchase Notice in the manner specified in this section, then Party B agrees to indemnify and hold harmless Party A, its affiliates and their respective directors, officers, employees, agents and controlling persons (Party A and each such person being an “Indemnified Party”) from and against any and all actual losses (including actual losses relating to Party A’s hedging activities as a consequence of becoming a Section 16 “insider” under the Exchange Act, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any actual losses in connection therewith with respect to the Transaction), claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party is subject to under applicable securities laws, including without limitation, Section 16 of the Exchange Act, relating to or arising out of such failure. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person in connection with the matters specified in the preceding sentence, such Indemnified Person shall promptly notify Party B in writing, and Party B, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person (any consent in respect of which shall not be unreasonably withheld or delayed by the Indemnified Person) to represent the Indemnified Person and any others Party B may designate in such proceeding and shall pay the reasonable out-of-pocket fees and expenses of such counsel related to such proceeding. Party B shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Party B agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Party B shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Party B will reimburse any Indemnified Party for all reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) as they are incurred and paid (after notice that includes invoices detailing such reasonable out-of-pocket expenses to Party B) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Party B. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the completion or termination of the Transaction and any assignment of the Transaction made pursuant to this Confirmation or the Agreement shall inure to the benefit of any permitted assignee of Party A that is an affiliate of Party A.

Transfer and Assignment:	Neither party may transfer any of its rights or obligations under the Transaction without the prior written consent of the non-transferring party. If at any time at which the Equity Percentage exceeds 8.0% (an “Excess Ownership Position”), if Party A, in its discretion, is unable to effect a transfer or assignment to a third party within one Trading Day or such other longer time period reasonably acceptable to Party A in accordance with the requirements set forth above after using its commercially reasonable efforts on pricing terms reasonably acceptable to Party A such that an Excess Ownership Position no longer exists, Party A may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that such Excess Ownership Position no longer exists. In the event that Party A so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement and “Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events” above as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Party B shall be the sole Affected Party with respect to such partial termination and (iii) such portion of the Transaction shall be the only Terminated Transaction. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Party A and any of its affiliates subject to aggregation with Party A, for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, beneficially own (within the meaning of Section 13 of the Exchange Act) on such day and (B) the denominator of which is the number of Shares outstanding on such day. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Party A to purchase, sell, receive or deliver any shares or other securities to or from Party B, Party A may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform Party A’s obligations in respect of this Transaction and any such designee may assume such obligations. Party A shall be discharged of its obligations to Party B to the extent of any such performance.

Staggered Settlement:	If the Staggered Settlement Equity Percentage as of any Exchange Business Day during the relevant Conversion Period is greater than 4.5%, Party A may, by notice to Party B prior to the related Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows:

(i) in such notice, Party A will specify to Party B the related Staggered Settlement Dates (which shall be on or prior to such

Nominal Settlement Date) or delivery times and how it will allocate the Shares it is required to deliver under “Delivery Obligation” (above) among the Staggered Settlement Dates or delivery times; and

(ii) the aggregate number of Shares that Party A will deliver to Party B hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Party A would otherwise be required to deliver on such Nominal Settlement Date. The “Staggered Settlement Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (i) the number of Shares “beneficially owned” (within the meaning of Section 13 of the Exchange Act) on such day by Party A, any of its affiliates subject to aggregation with Party A for the purposes of the “beneficial ownership” test under Section 13 of the Exchange Act and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Party A with respect to “beneficial ownership” of any Shares, plus (ii) the Number of Shares and (B) the denominator of which is the number of Shares outstanding on such day.

Registration:	Party A intends to conduct its hedging activities in connection with the Transaction in a manner that it believes, based on its good faith, reasonable judgment, will not require Party B to register under the Securities Act or any state securities laws the public resale of Shares acquired by Party A for the purpose of hedging its obligations pursuant to the Transaction. Nevertheless, Party B hereby agrees that if, in the good faith reasonable judgment of Party A based on advice of counsel, the Shares (“Hedge Shares”) acquired by Party A for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the public market by Party A without registration under the Securities Act, Party B shall, at its election, either (i) in order to allow Party A to sell the Hedge Shares in a registered offering, make available to Party A an effective registration statement under the Securities Act and enter into an agreement, in form and substance satisfactory to Party A, substantially in the form of a registration agreement; provided, however, that if Party A, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this section shall apply at the election of Party B, (ii) in order to allow Party A to sell the Hedge Shares in a private placement, enter into and comply with a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to Party A (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its commercially reasonable judgment, to compensate Party A for any discount from the closing public market price of the Shares on the date that the Hedge Shares are sold in the private placement), or (iii) purchase the Hedge Shares from Party A at the Volume Weighted Average Price

Tax:	on such Trading Days, and in the amounts, requested by Party A.

Notwithstanding any other provision in this Confirmation, Party A hereby confirms that no participant in this transaction shall be limited from disclosing the U.S. tax treatment or U.S. tax structure of the transaction.

Collateral:	None.

Amendment of 6(d)(ii).	Section 6(d)(ii) of the Agreement is modified by deleting the words “on the day” in the second line thereof and substituting therefore “on the day that is three Local Business Days after the day”.

Governing Law:	The laws of the State of New York (without reference to choice of law doctrine).

Termination Currency: Office:	USD. For the purposes of the Transaction, Party B is not a Multibranch Party.

Waiver of Jury Trial:	The Office of Party A for the Transaction is: London

Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

THE SECURITIES REPRESENTED BY THIS CONFIRMATION HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 OR ANY OTHER UNITED STATES FEDERAL OR STATE SECURITIES LAWS; SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF APPROPRIATE REGISTRATION UNDER SUCH SECURITIES LAWS OR EXCEPT IN A TRANSACTION EXEMPT FROM OR NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF SUCH SECURITIES LAWS.
Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to EDG Confirmation Group, J.P. Morgan Securities Inc., 277 Park Avenue, 11th Floor, New York, NY 10172-3401, or by fax to (212) 622 8519.

Very truly yours,

J.P. Morgan Securities Inc., as agent for
JPMorgan Chase Bank, National Association

By:	/s/ Jason M. Wood

Authorized Signatory
Name: Jason M. Wood
     Accepted and confirmed as of the Trade Date:
VeriFone Holdings, Inc.

By:	/s/ Barry Zwarenstein
Name: Barry Zwarenstein
Title: Executive Vice President and Chief Financial Officer
JPMorgan Chase Bank, National Association
Organised under the laws of the United States as a National Banking Association.
Main Office 1111 Polaris Parkway, Columbus, Ohio 43271
Registered as a branch in England & Wales branch No. BR000746. Registered
Branch Office 125 London Wall, London EC2Y 5AJ
Authorised and regulated by the Financial Services Authority